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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. __)




                        ADVANTICA RESTAURANT GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    00758B109
                                 (CUSIP Number)

                                OCTOBER 11, 2000
             (Date of Event which Requires Filing of this Statement)
--------------------------------------------------------------------------------


Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

     /X/       Rule 13d-1(b)

     / /       Rule 13d-1(c)

     / /       Rule 13d-1(d)



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CUSIP NO.      00758B109                PAGE   2   OF    5    PAGES
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                                  SCHEDULE 13G


-------------- -----------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Oaktree Capital Management, LLC
-------------- -----------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) / /
                                                                        (b) /X/

-------------- -----------------------------------------------------------------
      3        SEC USE ONLY

-------------- -----------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               California
-------------- -----------------------------------------------------------------
                       5
     NUMBER OF               SOLE VOTING POWER
      SHARES
    BENEFICIALLY             5,746,916
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                     ------- ---------------------------------------------------
                       6     SHARED VOTING POWER
                             None

                     ------- ---------------------------------------------------
                       7     SOLE DISPOSITIVE POWER
                             5,746,916
                     ------- ---------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                             None

-------------- -----------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               5,746,916
-------------- -----------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                  / /
-------------- -----------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               14.3%
-------------- -----------------------------------------------------------------
     12        TYPE OF REPORTING PERSON
               IA;OO
-------------- -----------------------------------------------------------------


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CUSIP NO.      00758B109                PAGE   3   OF    5    PAGES
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ITEM 1.

          (a)  NAME OF ISSUER:

                    ADVANTICA RESTAURANT GROUP, INC.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    203 East Main Street
                    Spartanburg, South Carolina  29319-9966

ITEM 2.

          (a)  NAME OF PERSONS FILING:

                    Oaktree Capital Management, LLC

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OF THE REPORTING PERSONS:

                    333 South Grand Ave., 28th Floor
                    Los Angeles, California  90071

          (c)  CITIZENSHIP:

                    California

          (d)  TITLE OF CLASS OF SECURITIES:

                    Common Stock, par value $.01 per share

          (e)  CUSIP NUMBER:

                    00758B109

ITEM 3.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  / / Broker or Dealer registered under Section 15 of the Exchange Act;
     (b)  / / Bank as defined in section 3(a)(6) of the Exchange Act;
     (c)  / / Insurance Company as defined in section 3(a)(19) of the Exchange
                Act;
     (d)  / / Investment Company registered under section 8 of the Investment
                Company Act;
     (e)  /X/ Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f)  / / An Employee Benefit Plan, or Endowment Fund in accordance with
                Rule 13d-1(b)(1)(ii)(F);
     (g)  / / Parent Holding Company or Control Person in accordance with13-1(b)
                (ii)(G);
     (h)  / / A Savings Association as defined in Section 3(b) of the Federal
                Deposit Insurance Act;
     (i)  / / A Church Plan that is excluded from the definition of an
                Investment Company under Section 3(c)(14) of the Investment Company Act;
     (j)  / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)


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CUSIP NO.      00758B109                PAGE   4   OF    5    PAGES
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ITEM 4.   OWNERSHIP *

          (a)  Amount beneficially owned:  5,746,916

          (b)  Percent of class:  14.3%

          (c) Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:
                        5,746,916

               (ii)   Shared power to vote or to direct the vote:
                        -0-

               (iii)  Sole power to dispose or direct the disposition of:
                        5,746,916

               (iv)   Shared power to dispose or direct the disposition of:
                        -0-

      *Oaktree Capital Management, LLC, a California limited liability company ("Oaktree"), is filing this Schedule 13G in its capacities (i) as the general partner of OCM Opportunities Fund II, L.P., a Delaware limited partnership (the "Partnership"), and (ii) as the investment manager of a third party managed account (the "Oaktree Account"). The Partnership is the direct beneficial owner of 5,631,971 shares of the Issuer's Common Stock and the Oaktree Account is the direct beneficial owner of 114,945 shares of the Issuer's Common Stock.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     All securities reported on this Schedule 13G are directly held either by the Partnership or the Oaktree Account. The Partnership holds, and has the right to receive dividends and the proceeds from the sale of, more than 5% of the outstanding shares of the Issuer's Common Stock. The Oaktree Account does NOT beneficially own more than 5% of the outstanding shares of the Issuer's Common Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.



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CUSIP NO.      00758B109                PAGE   5   OF    5    PAGES
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ITEM 10.   CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated as of this 6th day of November, 2000.


OAKTREE CAPITAL MANAGEMENT, LLC

/s/ Kenneth Liang
-----------------------------
By:      Kenneth Liang
Title:   Managing Director and General Counsel